EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


                                     between


                                WONDER TOOL, INC.

                                       and

                             CYCLO TOOLMAKERS, INC.



                           Dated as of January 1, 2003


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                                TABLE OF CONTENTS

INTRODUCTORY PARAGRAPH

PREAMBLE

                                    ARTICLE I
                                   DEFINITIONS

1.1.     Definitions


                                   ARTICLE II
                         SALE AND PURCHASE OF THE ASSETS

2.1.     Sale and Purchase of the Assets
2.2.     Conveyance of Assets
2.3.     Purchase Price and Payment
2.4.     Purchase Price Adjustment
2.5.     Escrow of Funds
2.6 Disagreement Regarding Assumed Current Accounts Payable, Assumed Current Accounts Receivable, and Inventory
2.7.     Closing
2.8      Purchase Price Allocation

                                   ARTICLE III
                     SELLER'S REPRESENTATIONS AND WARRANTIES

3.1.     Representations and Warranties of Seller
3.2.     Corporate Existence
3.3.     Authorization
3.4.     Noncontravention
3.5.     Broker Fees
3.6.     Title to Tangible Assets
3.7.     Litigation
a)       Legal Compliance
b)       Income Tax Matters
c)       Benefit Plans
3.11.    Permits
3.12.    Financial Statements
3.13     No Adverse Change
3.14     Intellectual Property
3.15.    Contracts
3.16.    Environmental, Health, and Safety
3.17.    Accounts Receivable
a)       Adequacy of Assets for Business
b)       Underwriter's Laboratories if Required for Products Liability
         Insurability
c)       No Other Agreement
d)       Machinery
e)       Disclaims of Other Representations and Warranties
f)       Disclosure

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                                   ARTICLE IV
                     BUYER'S REPRESENTATIONS AND WARRANTIES

4.1      Representations and Warranties of Buyer
4.2.     Corporate Existence
4.3.     Authorization
4.4.     Noncontravention
4.5.     Broker Fees
a)       Solvency of Buyer
b)       Disclosure

                                    ARTICLE V
                                CERTAIN COVENANTS

5.1.     Full Access and Information; Confidentiality
5.2.     Regulatory Filings
5.3.     Noncompetition Agreement
5.4.     Nondisclosure
5.5.     Post-Closing Consulting Services
a)       Conduct of Business
b)       Lease
c)       Cost of Motors
d)       Assignment of Contracts
e)       Intellectual Property Assignments and Acknowledgement
f)       Payment of Assumed Liabilities
g)       Financial Statements
h)       Deletion of Assets
i)       Post-Closing Covenant

                                   ARTICLE VI
                      REMEDIES FOR BREACH OF THIS AGREEMENT

a)       Survival of Representations and Warranties
b)       Breach of Seller's Warranties
c)       Limitations on Seller's Indemnification
d)       Right of Offset
e)       Breach of Buyer's Warranties
f)       Limitations on Buyer's Indemnification
g)       Third Parties
h)       Determination of Adverse Consequences
i)       Exclusive Remedy
j)       Product Warranty Claims

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                                   ARTICLE VII
                                  MISCELLANEOUS
7.1      Expenses
7.2      Assignment
7.3      Amendment and Modification; Waivers
7.4.     Sales and Transfer Taxes
7.5.     Tax and Financial Cooperation
7.6.     Entire Agreement
7.7.     Severability
7.8.     Counterparts
7.9.     Headings
7.10.    Notices
7.11.    Governing Law
7.12.    Construction
7.13.    Incorporation of Exhibits and Schedules
a)       Time is of the Essence.
b)       Facsimile Signature




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                            ASSET PURCHASE AGREEMENT
                            ------------------------

     This Asset Purchase Agreement is entered into effective as of 12:01 a.m.
(MST) on January 1, 2003, between WONDER TOOL, INC., a Colorado corporation ("WTI" and the "Seller") and CYCLO TOOLMAKERS, INC., a Colorado corporation (the "Buyer"). The Buyer and Seller are referred to collectively herein as the Parties.

                                    RECITALS
                                    --------

     A. The Buyer is interested in acquiring substantially all of the operating assets of WTI, including "Elkee", "Extract-All" and its orbital and pole polishing operations and associated accessories (hereinafter collectively referred to as the "Orbital Polishing Operations").

     B. Seller is interested in selling the Purchased Assets to Buyer.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

     1.1 Definitions. The following words and terms as used in this Agreement shall have the following meanings:

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes for which Buyer will be liable (excluding Taxes attributable to this transaction), liens other than permitted liens that encumber the Assets, losses, expenses and fees, including court costs and reasonable attorney's fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Agreement" means this Agreement, all Exhibits and Schedules hereto, and all amendments made hereto and thereto by written agreement among the Parties.

     "Asian American shall mean Asian-American Trading & Investment, LLC.

     "Assumed Current Accounts Payable" has the meaning set forth in Section 2.3(d).

     "Assumed Current Accounts Receivable" has the meaning set forth in Section 2.3(e).

     "Benefit Plans" has the meaning specified in Section 3.10.

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     "Business" means the Orbital Polishing Operations.

     "Business Day" means a day other than a Saturday, Sunday or day on which commercial banks in Colorado are generally closed for business.

     "Buyer" has the meaning set forth in the introductory paragraph.

     "Closing and Closing Date" have the meanings specified in Section 2.6.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" has the meaning specified in Section 5.5.

     "Contract Assignment" has the meaning specified in Section 4.7.

     "Contracts" has the meaning specified in Section 3.15.

     "Environmental Laws" means any federal, state and local statutes, common law, regulations, ordinances, requirements, orders and other rules whose purpose is the protection of public health, public welfare, worker safety or the environment (including, without limitation, protection of non-human forms of life, land, water, groundwater and air). The term Environmental Laws includes, but is not limited to, the following federal statutes: the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. ss.ss. 9601, et seq.; the Clean Air Act, 42 U.S.C. ss.ss. 7401, et seq.; the Solid Waste Disposal Act, known as the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601, et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 3007, et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss.ss. 11001, et seq.; the National Environmental Safety and Health Act ("OSHA"), 29 U.S.C. ss.ss. 651, et seq.; and the Hazardous Materials Transportation Act, 49 App. U.S.C. ss.ss. 1801, et seq. It also includes, but is not limited to, state or local counterparts to these federal laws. The parties intend that this term be defined and construed broadly.

     "ERISA" has shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agent" has the meaning specified in Section 2.5(a).

     "Escrowed Funds" has the meaning specified in Section 2.5(a).

     "Escrow Period" has the meaning specified in Section 2.5(a).

     "GAAP" means the United States generally accepted accounting principles as in effect from time to time, consistently applied.

     "Glas-Aire" shall mean Glas-Aire Industries Group, Ltd.

     "Governmental Authorizations" has the meaning specified in Section 3.8.

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     "Income Tax or Income Taxes" means all federal, state or local income taxes
(inclusive of any and all interest and penalties thereon) imposed on Seller with respect to the assets or operations of Seller or any member of the consolidated group of which Seller is a party, and which are based in whole or in part upon income, but does not include any Taxes.

     "Indemnified Party" has the meaning specified in Section 6.5.

     "Indemnifying Party" has the meaning specified in Section 6.5.

     "Intellectual Property" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade names, URLs, and corporate names and registrations and applications for registration thereof,
(iii) copyrights and registrations and applications for registration thereof,
(iv) computer software, data and documentation, (v) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans, marketing materials and customer and supplier lists and information, (vi) other intellectual and industrial property rights, and (vii) copies and tangible embodiments thereof (in whatever form or medium).

     "Inventory" has the meaning specified in Section 2.3(f).

     "Knowledge" means actual knowledge after reasonable investigation.

     "Loss" has the meaning specified in Section 7.1.

     "Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be materially adverse to the Business, taken as a whole, or on the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such consideration related to the Seller's Business, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack by the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principals, (5) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity or (6) the taking of any action contemplated by this Agreement, (b) any existing event, occurrence, or circumstance with respect to which Buyer has Knowledge as of the date hereof and (c) any adverse change in or effect on the Seller's Business that is cured by Seller before the Closing Date.

     "Noncompetition Agreement" has the meaning specified in Section 5.4.

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     "Orbital Polishing Operations" has the meaning specified in Recital A.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the introductory paragraph.

     "Purchased Assets" has the meaning specified in Section 2.1.

     "Purchase Price" has the meaning specified in Section 2.3.

     "Purchase Price Adjustment" has the meaning specified in Section 2.4.

     "Records" has the meaning specified in Section 5.1.

     "Seller" has the meaning specified in the introductory paragraph.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Sutherlands" shall mean John Cody and Carolyn Sutherland, as individuals.

     "Tax or Taxes" means federal, state, municipal, local or foreign taxes, assessments, additions to tax, deficiencies, duties, fees and other governmental charges or impositions of each and every kind, whether measured by properties, assets, wages, payroll, withholding, purchases, value added, payments, sales, use, business, capital stock or surplus income arising from or in connection with the business of Seller or its properties or assets prior to the Closing Date (inclusive of any and all interest or penalties thereon), but does not include any Income Taxes.

     "Third Party Claim" has the meaning specified in Section 6.5.

                                   ARTICLE II

                         SALE AND PURCHASE OF THE ASSETS
                         -------------------------------

     2.1 Sale and Purchase of the Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all the right, title and interest in the assets required or normally used at any time in the last year to conduct the Orbital Polishing Operations as set forth on Schedule 2.1 (the "Purchased Assets"). It is expressly agreed that no assets other than those listed on Schedule 2.1 are being purchased by Buyer.

     2.2 Conveyance of Assets. Seller shall convey to Buyer all of Seller's right, title and interest in and to the Purchased Assets, subject to the specific liabilities as set forth in Schedule 2.2.

     2.3. Purchase Price.

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     (a) Subject to the purchase price adjustment as provided in Sections 2.3
(d), (e) and (f) below, Buyer agrees to pay to Seller the following consideration for the Purchased Assets (the "Purchase Price"): (i) $684,000 in cash, (including $25,000 to be deposited into an escrow account pursuant to Section 2.5) subject to adjustments as provided below (the "Initial Payment"),
(ii) a note in the face amount of $200,000, in the form of Exhibit A attached hereto (the "Note"), and (iii) Earn Out Payments (as defined below) of potentially $200,000.

     (b) Payment of Cash Portion of Purchase Price. Payment of the Cash portion of the Purchase Price shall be made at the Closing Date via federal funds wire or interbank transfer in immediately available funds to the Seller.

     (c) Promissory Note. Buyer shall execute and deliver the Note to Seller at the Closing in the face amount of $200,000 subject to the adjustments as provided below. The Sutherland's shall guarantee payment of the Note as provided in the Guarantee Agreement, attached as Exhibit A to the Note.

     (d) Earn Out. During the first four years after the purchase of the Purchased Assets, the Buyer shall pay to Seller 15% of the gross revenue in excess of the amounts below from the products included in the Orbital Polishing Operations (the "Earn Out Payments"). Included in this gross revenue calculation is all revenue derived from current products or variations to current products included in the Orbital Polishing Operations. Any revenue derived from new products developed by Buyer shall be exempt from this gross revenue calculation. Payments shall be limited to $50,000 for each year. Buyer shall be responsible for the Earn Out Payments only to the extent that Gross Revenues exceed the following amounts:

                  Year              Gross Revenue
                  ----              -------------
                  2003              $  1,000,000
                  2004              $  1,100,000
                  2005              $  1,200,000
                  2006              $  1,300,000

     The Earn Out Payments shall be paid to Seller no later than March 31, of each year for the preceding calendar year.

     (e) Assumption of Current Accounts Payable. Buyer agrees to assume certain of WTI's accounts payable listed on Schedule 2.3 (the "Assumed Current Accounts Payable"). The Purchase Price and the amount of cash paid to Seller at Closing shall be adjusted up or down at the Closing based upon a change in the amount of Assumed Current Accounts Payable. To the extent that the Assumed Current Accounts Payable exceed $35,000, then the Purchase Price shall be adjusted down and the amount of the cash payable to Seller at Closing shall be decreased. To the extent that the Assumed Current Accounts Payable are less than $35,000, the Purchase Price shall be adjusted up and the amount of the cash payable to Seller at Closing shall be increased. To Seller's Knowledge, the Assumed Current Accounts Payable amount included in this account are not in dispute. Should disputes arise following Closing with regard to the amount of the Assumed Current Accounts Payable, Seller shall reimburse Buyer for disputes decided in favor of the account payee which result in additional payments from Buyer. Any Assumed Current Accounts Payable in dispute as of the Closing Date, as defined below, are set forth on Schedule 2.3.

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     (f) Assumption of Current Accounts Receivable. The Purchase Price includes
WTI's current accounts receivable of approximately $90,000 listed in Schedule
2.3 (the "Assumed Current Accounts Receivable"). Seller agrees to guarantee collection (within 60 days of each receivable amount's due date) of the Assumed Current Accounts Receivable. Included in the Assumed Current Accounts Receivable are accounts due not more than 31 days after the Closing, and which have amounts due and owning to Seller and for which the oldest amounts due are less than 61 days from the date of billing or as thereafter accepted by Buyer. All other accounts receivable (and all of each such account's balance) shall remain the Seller's property unless Buyer elects to purchase said accounts in Schedule 2.3. Should Buyer elect to purchase certain additional accounts receivable, the Purchase Price shall be adjusted up and the amount of cash payable to Seller at Closing shall be increased. The Purchase Price and the amount of cash paid to Seller at Closing shall be adjusted up or down at the Closing based upon a change in the Assumed Current Accounts Receivable at Closing. To the extent that the Assumed Current Accounts Receivable is less than $90,000, then the Purchase Price shall be adjusted downward, and the amount of the cash payable to Seller at Closing shall be decreased. To the extent that the Assumed Current Accounts Receivable is greater than $90,000, then the Purchase Price shall be adjusted upward, and the amount of cash payable to Seller at Closing shall be increased.

     (g) Inventory. The Purchase Price includes inventory (the "Inventory") valued at approximately $215,000. All Orbital Polishing Operations inventory, including Inventory that has been written down, shall be included in the sale; no monetary value, however, shall be assigned to inventory that was previously written down (including having been written down prior to its purchase by WTI). Raw materials Inventory shall be valued on a raw material-costs-only basis. Finished goods and work in progress shall be valued at materials-costs plus direct labor. The Purchase Price shall be adjusted up or down based upon a change in the value of Inventory at Closing. To the extent that the Inventory value is less than $215,000, then the Purchase Price shall be adjusted downward, and the amount of the cash payable to Seller at Closing shall be decreased. To the extent that the Inventory is greater than $215,000, then the Purchase Price shall be adjusted upward, and the amount of cash payable to Seller at Closing shall be increased. The Inventory and its valuation are listed on Schedule 2.3. The Inventory amount was based upon the physical inventory conducted on December 26 and 27, 2002, that was observed by Buyer's representatives, as adjusted for materials received and finished good shipped prior to Closing.

     2.4 Purchase Price Adjustment. Pursuant to Section 2.3, if the Assumed Current Accounts Payable, Assumed Current Accounts Receivable, and the Inventory closing balances differ from those set forth above, the Parties hereto agree to an adjustment of the Purchase Price (the "Purchase Price Adjustment"). The Purchase Price shall be reduced or increased, as the case may be, on a dollar-for-dollar basis. Each of the Assumed Current Accounts Payable, Assumed Current Accounts Receivable, and the Inventory valuation shall be prepared by Seller. Buyer shall give written notice pursuant to Section 2.6 to Seller of any disagreement or disagreements with the amounts of Schedule 2.3 within 60 days of receipt of the final closing balances.

     2.5 Escrow of Funds.

     (a) At Closing, the Buyer shall deposit $25,000 (the "Escrowed Funds") into an escrow account with Schlueter & Associates, P.C. (the "Escrow Agent") for the purpose of reconciliation of the Purchase Price Adjustment based upon the

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closing balances of the Assumed Current Accounts Payable, Assumed Current
Accounts Receivable, and the Inventory accounts. The Escrow Agent agrees to hold and deliver the Escrowed Funds in accordance with the terms and conditions of Sections 2.5 and 2.6. The Escrowed Funds shall be used to adjust the Purchase Price in the event that the Assumed Current Accounts Payable, Assumed Current Accounts Receivable, or the Inventory accounts differ from the respective amounts set forth under Section 2.3. Unless the closing balances of the Assumed Current Accounts Payable, Assumed Current Accounts Receivable, or the Inventory accounts are disputed pursuant to Section 2.6, the Escrowed Funds shall remain in escrow for a period not to exceed 60 days (the "Escrow Period"). During the Escrow Period the Escrow Funds shall not become the property of the Seller or any other entity, nor be subject to the debts of the Buyer. The Escrow Agent shall not make nor permit any disbursements from the Escrowed Funds except as expressly provided in this Section 2.5.

     (b) When the closing balances of the Assumed Current Accounts Payable, Assumed Current Accounts Receivable, and the Inventory figures become available, pursuant to Section 2.4, the Purchase Price shall be adjusted as provided for in Sections 2.3(e), 2.3(f), and 2.3(g). If the Parties agree to the closing balances of the Assumed Current Accounts Payable, Assumed Current Accounts Receivable, and the Inventory accounts, the Parties shall execute a letter setting forth the Purchase Price Adjustment and directing the Escrow Agent to release the Escrowed Funds. Upon the Escrow Agent's receipt of the letter setting forth the Purchase Price Adjustment and directing the Escrow Agent to release the Escrowed Funds, the Escrow Agent shall release the Escrowed Funds to the Parties within five business days. If the Parties do not agree to the closing balances of the Assumed Current Accounts Payable, Assumed Current Accounts Receivable, and the Inventory accounts, the disagreement shall be resolved in accordance with the provisions of Section 2.6 below.

     (c) If the amount of Escrowed Funds released by the Escrow Agent pursuant to this Section 2.5 shall not be sufficient to satisfy the Purchase Price Adjustment, to Buyer shall pay to Seller by wire transfer of immediately available funds to such account as Seller shall designate in writing, the amount by which the Purchase Price Adjustment exceeds the amount received by Seller at Closing or (ii) Seller shall pay to Buyer, by wire transfer of immediately available funds to such account as Buyer shall designate in writing, the amount by which the Escrowed Funds are insufficient to cover the amount received by Seller at Closing to the extent that the Purchase Price Adjustment exceeds the Purchase Price less the Escrowed Funds.

     2.6 Disagreement Regarding Assumed Current Accounts Payable, Assumed Current Accounts Receivable, and Inventory.

     (a) If Buyer disagrees as to the amount of the Purchase Price Adjustment or the valuation of Assumed Current Accounts Payable, Assumed Current Accounts Receivable, and/or the Inventory, Buyer shall provide written notice to Seller within 60 days of the receipt of the closing balances of the Assumed Current Accounts Payable, Assumed Current Accounts Receivable, and the Inventory on
Schedule 2.3. Seller and Buyer shall promptly consult with each other in an effort to resolve such dispute. The funds deposited into the Escrow Account shall remain in the Escrow Account and the Escrow Period shall be extended until resolution of the disagreement regarding the closing balance of the Assumed Current Accounts Payable, Assumed Current Accounts Receivable, and the Inventory. If any such point of disagreement cannot be resolved within 30 days of the date of the Buyer's receipt of the closing balances provided by the

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Seller on Schedule 2.3, such dispute shall be submitted to the accounting firm of Levine, Hughes and Mithuen, Inc. or such firm which is mutually acceptable to Buyer and Seller ("Accountant") to act as an arbitrator to resolve all points of disagreement concerning the Assumed Current Accounts Payable, Assumed Current Accounts Receivable, and the Inventory matters with respect to this Agreement. The Parties shall execute a letter directing the Escrow Agent to release all undisputed amounts within five (5) business days after that portion of the Purchase Price Adjustment is determined hereunder. Accountant's resolution shall be made within thirty (30) days of the submission of the dispute to Accountant, shall be in accordance with this Agreement, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive.

     (b) Buyer and Seller shall each pay one-half of the fees and expenses of Accountant in resolving any disagreements as provided herein. Buyer and Seller shall each pay their own costs incurred in preparing and/or reviewing the Assumed Current Accounts Payable, Assumed Current Accounts Receivable, and the Inventory including the fees and expenses of their respective reviewer or accountant.

     (c) Within five (5) business days after the adjusted Purchase Price is finally determined, the Escrow Agent, upon written notice from Accountant, shall release the remaining funds to the appropriate party. If the amount of Escrowed Funds released by the Escrow Agent shall not be sufficient to satisfy the adjusted Purchase Price, then either (i) Buyer shall pay to Seller by wire transfer of immediately available funds to such account as Seller shall designate in writing, the amount by which the Adjusted Purchase Price exceeds the amount received by Seller at Closing, or (ii) Seller shall pay to Buyer, by wire transfer of immediately available funds to such account as Buyer shall designate in writing, the amount by which the amount received by Seller at Closing exceeds the Adjusted Purchase Price.

     2.7 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement on January 9, 2003 at the offices of Schlueter & Associates. P.C., 1050 Seventeenth Street, Suite 1700, Denver, Colorado 80265 or at such other time and place or on such other dates as the Parties may mutually agree (such date and time of Closing being herein collectively referred to as the "Closing Date"). The Parties agree that the Closing shall be deemed to be effective as of 12:01 a.m. on the 1st day of January, 2003.

     2.8 Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code, and the Buyer and Seller agree that the Purchase Price shall be allocated among the Purchased Assets as set forth in Schedule 2.8.

                                   ARTICLE III

                     SELLER'S REPRESENTATIONS AND WARRANTIES
                     ---------------------------------------

     3.1. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of the Closing, except as set forth in the disclosure schedules accompanying this Agreement and initialed by the Parties (the "Disclosure Schedules"), which shall be deemed representations and warranties of Seller. The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

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     3.2. Corporate Existence. Wonder Tool, Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has full corporate power and authority to own or lease its properties and to carry on its business as now conducted. Seller is qualified to do business as a foreign entity in each jurisdiction where failure to be so qualified would have a material adverse effect on it's the Business' financial condition, business, prospects or operations.

     3.3. Authorization. Seller has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all requisite corporate action. This Agreement is the legal, valid and binding obligation of Seller enforceable in accordance with its terms and conditions.

     3.4. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) to the Knowledge of Seller violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject,
(ii) violate any provision of the Articles of Incorporation or Bylaws of Seller or (iii) to the Knowledge of Seller, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect on the ability of Seller to consummate the transactions contemplated by this Agreement. To the Knowledge Seller, it does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement except for the matters described in Schedule 3.4.

     3.5. Broker Fees. Except for a finder's fee payable to IBG Business Services, Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

     3.6. Title to Tangible Assets. Seller has good and marketable title to the Purchased Assets held in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind.

     3.7. Litigation. Except as set forth on Schedule 3.7, to Seller's Knowledge, no action, suit, proceeding or investigation is pending against WTI. Seller has not received written notice of any threatened action, suit, proceeding or investigation against Seller, which could reasonably be expected, either individually or in the aggregate, to result in any liability on the part of Seller which would have a Material Adverse Effect, and there is no Action relating to the Business by Seller currently pending or which Seller intends to initiate. Furthermore, except as set forth on Schedule 3.7, Seller is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

     3.8. Legal Compliance. Except as set forth on Schedule 3.8, to the Knowledge of Seller, it has not received written notice that it is in violation of or is in default under: (a) any governmental licenses, franchises, permits, approvals and other governmental authorizations, other than those the absence of which would not have a Material Adverse Effect, which are necessary to entitle WTI to own or lease, operate and use its assets and properties and to conduct the Business as now conducted (the "Governmental Authorizations"); (b) any judgment, order or decree of any court or administrative agency applicable to it; or (c) any law, rule or regulation applicable to it; which could reasonably be expected to result in any liability on the part of Seller which would have a Material Adverse Effect.

     3.9. Income Tax Matters.

     (a) Seller has filed or will file (or where permitted or required its respective direct or indirect parent has filed or caused to be filed or will file or cause to be filed) all WTI tax returns required to be filed for any period ending on or before the Closing Date, or if applicable, any period that includes the Closing Date, and have paid or will pay or cause to be paid (or where permitted or required its respective direct or indirect parent has paid or caused to be paid or will pay or cause to be paid) all Income Taxes due to any taxing authority with respect to all such periods, except as contested in good faith.

     (b) Except as set forth on Schedule 3.9, Seller has not received (or where permitted or required its respective direct or indirect parent has received) written notice that the Internal Revenue Service or any other taxing authority have asserted against Seller any deficiency or claim for additional Income Taxes in connection therewith.

     (c) Except as set forth on Schedule 3.9, WTI has not been granted (or where permitted or required its respective direct or indirect parent have been granted) any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or filing of, any Income Tax.

     (d) Except as set forth in Schedule 3.9., Seller is not involved with any action, suit, proceeding or audit pending regarding taxes.

     (e) Except as set forth in Schedule 3.9., Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to Tax assessment or deficiency.

     (f) Except as set forth in Schedule 3.9., Seller is not a party to any Income Tax allocation or sharing agreement.

     3.10. Benefit Plans. WTI does not maintain, sponsor or contribute to any Employee Pension Benefit Plan that is a "defined benefit plan" (as defined in ERISA ss.(35)).

     3.11. Permits. WTI holds all of the permits described on Schedule 3.11, and no other licenses, certificates, permits, franchises and rights, federal, state, local, and foreign, are currently necessary for the lawful operation of the Business, except for those the absence of which would not have a Material Adverse Effect on the business of the Business.

     3.12. Financial Statements. Attached hereto as Schedule 3.12 are WTI's unaudited financial statements (the "Financial Statements") for the year ended December 31, 2002. The Financial Statements present fairly the financial condition of WTI as of such date and the results of the operations for WTI for such period; provided however that the Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

     3.13. No Adverse Change. Except as listed on Schedule 3.13, since September 30, 2002, there has not been (i) any Material Adverse Change in the Business. Without limiting the foregoing, since that date Seller has not engaged in any practice, taken any action, or entered into any transaction outside of the Ordinary Course of Business other than entering into the letter of intent with the Buyer for the consummation of the transaction contemplated by this Agreement. In addition, since September 30, 2002, Seller has not done nor committed to do any of the following:

          (a) suffered a termination of, or amendment of, any Permit;

          (b) changed its methods of accounting in any respect;

          (c) mortgaged or pledged any of the Purchased Assets or subjected them to any lien;

          (d) sold, assigned or transferred any of WTI's tangible Assets, except in the Ordinary Course of Business;

          (e) sold, assigned or transferred any Intellectual Property as related to the Business or WTI;

          (f) suffered any extraordinary losses or waived any rights of material value, whether or not in the Ordinary Course of Business or consistent with past practice;

          (g) made capital expenditures or commitments therefor; entered into any other transaction other than in the Ordinary Course of Business or entered into any other material transaction, not in the Ordinary Course of Business;

          (h) suffered any damage, destruction, casualty, or loss to any Purchased Assets, whether or not covered by insurance; or

          (i) made or suffered any amendment or termination of any Contracts or arrangements;

          (j) suffered a termination of, or amendment of, any Permit;

          (k) changed its methods of accounting in any respect.

     3.14. Intellectual Property. Schedule 3.14 is an accurate and complete list of each currently valid patent, trademark or registration that has been issued to or is pending and is currently in effect for WTI in connection with the

Business and identifies each material license, agreement, or other permission that Seller has granted to any third party with respect to its Intellectual Property which is related to the Business. Except as set forth on Schedule 3.14, none of the Intellectual Property has been or is the subject of any pending adverse claim, or to the Knowledge of Seller, any threatened litigation or claim of infringement. Except as set forth on Schedule 3.14, no license or royalty agreement to which WTI is a party is in default or the subject of any notice of termination given, nor does Seller have reason to anticipate any such default or notice or that the transactions herein contemplated will result in termination or in any reduction hereafter (except by reason of reduced sales volume) in royalties payable under any such agreement. Except as otherwise set forth on
Schedule 3.14, Seller has not granted any license in respect of any Intellectual Property.

          (a) Ownership. To the Knowledge of Seller, it has full title and ownership of, or has license to, all of the Intellectual Property necessary to enable it to carry on the Business as now conducted without any conflict with or infringement of the rights of others. To the Knowledge of Seller, no third party has any ownership right, title, interest, claim in, or lien on any of such Intellectual Property. Seller will transfer to Buyer its rights under trade secrets non-disclosure agreements between Seller and employees, contractors, and other workers in the Business.

          (b) No Infringement. WTI has not violated or infringed, and is not currently violating or infringing any proprietary right of any other person or entity. WTI has not received any communications alleging that WTI (or any of its employees, contractors or consultants) has violated or infringed or, by conducting the Business as proposed, would violate or infringe, any proprietary right of any other person or entity.

          (c) No Breach by Employee. To Seller's Knowledge, no employee or consultant of Seller is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties in connection with the Business or to promote the interests of the Business or that would conflict with the Business as proposed to be conducted. To Seller's Knowledge, the carrying on of the Business by the employees and contractors of the Seller will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or contractors is now obligated. Seller does not believe it is or will be necessary to utilize any inventions of any employees of Seller made prior to their employment by the Seller. To Seller's Knowledge, at no time during the conception of or reduction of any of the WTI's Intellectual Property to practice was any developer, inventor or other contributor to such patents operating under any grants from any governmental entity or agency or private source, performing research sponsored by any governmental entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third-party that could adversely affect the Seller's rights in such Intellectual Property.

     3.15. Contracts. Schedule 3.15 lists all material Contracts and other written agreements to which WTI is a party, (a) the performance of which will involve consideration in excess of $3,000 and/or (b) which are not terminable upon thirty (30) days or less notice. WTI has delivered to Buyer true and correct copies of each listed document and a written description of each oral arrangement so listed.

     3.16 Environment, Health, and Safety.

          (a) To the Knowledge of Seller, WTI has complied with and is currently in compliance with all Environmental Laws in connection with its operation of the Business.

          (b) To the Knowledge of Seller and in connection with the operation of the Business, Seller has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations relating to WTI or its facilities arising under Environmental Laws.

          (c) To the Knowledge of Seller, it has obtained and presently holds all the necessary permits or other necessary authority to conduct the Business in compliance with Environmental Laws. Said permits and authorities are disclosed in Schedule 3.16. Any transferable permits necessary for the Business will be transferred to Buyer upon Closing.

     3.17. Accounts Receivable. All accounts receivable have arisen out of bona fide transactions in the ordinary course of business, and each such account receivable constitutes a valid and binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor thereof or thereunder.

     3.18. Adequacy of Assets for Business. The Purchased Assets constitute all of the equipment, parts, supplies, tools, inventories, materials, Intellectual Property, and the like as the Business has been and is presently being conducted by Seller in the Ordinary Course of Business, excepting only those assets noted in Schedule 2.1 as excluded. Excepting only those assets noted in Schedule 2.1 as excluded, no items have been omitted from the Purchased Assets that are necessary or were used in the past year for the conduct of the Orbital Polishing Operations. WTI owns (i) all of WTI's books and records and (ii) rights of access to the books and records of Cyclo Manufacturing, Inc. solely as related to the business of Orbital Polishing Operations WTI purchased from that company.

     3.19 Underwriter's Laboratories if Required for Product Liability Insurability. To Seller's Knowledge, Seller has not taken nor failed to take any action that would adversely affect the ability of Seller or Buyer to obtain product liability insurance for the electrical orbital polisher. Should Seller have taken any direct action or have failed to take any direct action that requires Buyer to expend funds to obtain certification of Underwriters Laboratories for the electrical orbital polisher, and subject to the requirement that such certification is required for Buyer's product liability insurance, then Seller agrees to pay 50% of the direct cost to Buyer to obtain such certification so long as Seller is notified within six (6) months after Closing of such circumstance and is provided with information about the nature and amount of any such expenditure in advance of Buyer committing to or incurring any such expenditures. The maximum amount that Seller shall be obligated to pay under this provision shall be limited to $20,000.

     3.20. No Other Agreement. Other than for sales of assets in the ordinary course of business, WTI does not have any contract, agreement, arrangement or understanding with respect to the sale or other disposition of any assets (including the Purchased Assets) or capital stock of WTI except as set forth in this Agreement.

     3.21. Machinery. At the time of Closing, all manufacturing machinery included in Purchased Assets shall be in good working order. No further warranty is expressed or implied as to the machinery's future working order.

     3.22. Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article III, WTI make no representations or warranties, express or implied, at law or in equity, in respect of any of the Purchased Assets, liabilities or operations, including without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations and warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Article III, Buyer is purchasing the Purchased Assets on an "as-is, where-is" basis.

     3.23. Disclosure. No representation or warranty by the Seller in this Agreement or in any statement or certificate signed by any officer of Seller furnished or to be furnished to the Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE IV

                     BUYER'S REPRESENTATIONS AND WARRANTIES
                     --------------------------------------

     4.1. Representations and Warranties of Buyer. Buyer hereby represent and warrant to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.

     4.2. Corporate Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has full corporate power and authority to own or lease its properties and to carry on its business as now conducted. Buyer has delivered to Seller true and complete copies of the Articles of Incorporation and Bylaws of Buyer as amended to date.

     4.3. Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all requisite corporate action. This Agreement is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms and conditions, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general equitable principles. Buyer has delivered to Seller true and complete copies of the resolutions of the Board of Directors authorizing Buyer to enter into, execute and deliver this Agreement and all related documents.

     4.4. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) to the Knowledge of Buyer, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject, (ii) violate any provision of the Articles of Incorporation or Bylaws of the Buyer or
(iii) to the Knowledge of Buyer, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets. Other than in connection with the provisions of the Colorado Business Corporation Act, to the Knowledge of Buyer, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     4.5. Broker Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

     4.6. Solvency of Buyer. Upon giving effect to the consummation of the transactions contemplated hereby:

     (a) Buyer believes that that it will be able to repay its existing debt and other liabilities as they become due, as well as the Note and any other debt incurred to consummate the transactions contemplated by this Agreement in the ordinary course of its business.

     (b) Buyer (i) is not insolvent (within the meaning contemplated by Section 548 of Title 11 of the United States Code and any similar state statute which may be applicable), (ii) has assets having a fair value in excess of the amount required to pay their probable liabilities on their existing debts as they become due, (iii) has access to adequate capital for the conduct of its business and the ability to pay their debts from time to time incurred in connection therewith as such debts mature, and (iv) will not become insolvent as a result of incurring additional debt or liabilities to consummate the transactions contemplated under this Agreement.

     4.7 Disclosure. No representation or warranty by Buyer in this Agreement or in any statement or certificate furnished or to be furnished to the Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

                                    ARTICLE V

                                CERTAIN COVENANTS
                                -----------------

     5.1. Full Access and Information; Confidentiality. From the date of the Letter of Intent relating to the this transaction until the Closing Date and for ninety days thereafter, Seller either has or will give to Buyer and its representatives reasonable access to WTI's properties, books, records, contracts and commitments and has furnished all such information and documents relating to its properties and the Orbital Polishing Operations (collectively the "Records"), as Buyer has reasonably requested, and Buyer has furnished to Seller and its representatives all such information and documents relating to Buyer as Seller reasonably requested. Each of the Parties will treat, and will cause its representatives to treat, all information that they received under this Section 5.1, if not in the public domain, as confidential. Seller shall grant access to Buyer to photocopy such records at the offices of Cyclo Manufacturing, Inc. However, the Records shall not be removed from the premises and shall at all times if not in the public domain remain as confidential.

     5.2. Regulatory Filings. Each of the Parties have given or will give all notices to and made any necessary filings with governments and governmental agencies.

     5.3 Noncompetition Agreement. The Seller, Glas-Aire, Robert C. Johnson, Raymond Gherardini and Craig Grossman shall enter into a Noncompetition Agreement in favor of Buyer (the "Noncompetition Agreement"), substantially in the form of attached hereto as Exhibit B.

     5.4 Nondisclosure. Seller acknowledges that included in the Purchased Assets are certain Intellectual Property that Seller has used exclusively in the Business and that has commercial value in the Business and accordingly have been treated by Seller as confidential. All such information (collectively, the "Confidential Information") shall be kept confidential by Seller as provided below; provided, however, that the term "Confidential Information" shall not include any information which shall have been made public by Seller or its Affiliates prior to the date hereof or which shall be made public by Buyer or its Affiliates at any time after the Closing Date. Seller agrees that on and after the Closing Date, it and its Affiliates will keep in strictest confidence and trust all Confidential Information and neither Seller nor any of its Affiliates will, without Buyer's prior written consent, use or disclose any Confidential Information, except to the extent (i) necessary to comply with any legal requirements in connection with Seller's ownership or operation of the Purchased Assets prior to the Closing Date, such as the filing of income tax returns or reports or (ii) Seller or any of its Affiliates becomes legally compelled (e.g., by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, in which case, Seller or its Affiliates, as the case may be, will provide Buyer with prompt written notice so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.4. If such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 5.4, Seller or its Affiliate, as the case may be, will furnish only that portion of the Confidential Information which is legally required.

     5.5. Post-Closing Consulting Services. Seller will cause Johnson and Gherardini to provide Buyer, at Buyer's option, up to an aggregate of 120 hours of consulting services within the first 8 weeks following the Closing without charge. In addition, Johnson and Gherardini will be available by phone during regular business hours for 16 weeks following Closing.

     5.6. Conduct of the Business. Seller will use reasonably commercial efforts to induce and convince present customers, distributors and suppliers to continue their relationship with Buyer. For at least 2 years following Closing, Seller will cause Cyclo Manufacturing, Inc. to maintain the placement of links and notices on Cyclo Manufacturing, Inc.'s web site of redirecting web site visitors interested in products and services of the Business to Buyer's web site. Seller will cause Cyclo Manufacturing, Inc. to forward mail (including email) and refer phone callers to Buyer for at least 2 years following Closing. These direct costs for these services of Cyclo Manufacturing, Inc. shall be borne by Buyer.

     5.7. Lease. Seller shall cause Cyclo Manufacturing, Inc. to enter into a lease with Buyer, attached hereto as Exhibit C, for Buyer's use of Cyclo Manufacturing, Inc.'s office and warehouse space in which the Polishing Operations is currently located and other services.

     5.8. Cost of Motors. Seller shall guarantee that Buyer for a period of twenty-four months from the date of this Agreement, may purchase motor components (field and armature) used in the Business under its contract with Asian American for a price not to exceed $7.00 per unit (field and armature together). Such guarantee shall be capped at a maximum amount of 12,500 units purchased from the date of this Agreement. In the event that that the cost of the motors exceeds $7.00 per unit, Buyer shall be entitled upon demand to reimbursement from Seller for the difference between such cost and the $7.00 guaranteed price. Should Asian American be unable or unwilling to provide motor components in accordance with its contract referenced herein, Buyer shall be entitled to reimbursement for the difference between such cost (limited only to the direct cost to Buyer of each motor unit) and the $7.00 guaranteed price. Buyer agrees in good faith to seek the best available price for the motors from an alternative supplier if the price being offered by the current supplier exceeds $7.00 per unit. In the event Buyer shall be entitled to reimbursement for such cost, Buyer shall send written notice for reimbursement, a copy of the invoice from the supplier proving the direct cost of each motor unit for which Buyer claims reimbursement, and a copy of each invoice sent to Buyer for the purchase of motors from the date of this Agreement detailing the specific number of motor units Buyer has purchased. Upon receipt of these items, Seller shall reimburse Buyer within 30 days.

     5.9. Assignment of Contracts. Seller shall assign to Buyer all of their right, title and interest in and to the Contracts related to the Business, set forth on Schedule 5.9. Notwithstanding the foregoing, no Contract shall be deemed to be assigned to Buyer to the extent that such assignment is prohibited by law or by a valid and enforceable prohibition to such an assignment contained in such Contract until the necessary waiver or consent (whether express or by acquiescence) to such assignment has been obtained or such provision has been rendered ineffective or unenforceable by law, action of the Parties or otherwise, whether before or after the Closing Date.

     5.10. Intellectual Property Assignments and Acknowledgement. Seller shall assign to Buyer all of its right, title and interest in and to the Intellectual Property related to the Business, set forth on Schedule 3.14.

     5.11. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of WTI.

     5.12. Payment of Assumed Liabilities. Buyer covenants that it will pay the Assumed Current Accounts Payable as they become due, subject to good faith bona fide disputes.

     5.13. Financial Statements. Buyer agrees to provide Seller at Closing balance sheets as of November 30, 2002 or later. Buyer will provide Seller with a balance sheet and an income statement as of December 31 of the preceding fiscal year, no later than February 15 of each year, so long as the Note is outstanding.

     5.14. Deletion From the Assets. By written notice to Seller delivered not less than two (2) business days prior to the Closing Date, Buyer may elect to delete any of the assets from the Purchased Assets and thus exclude them from this transaction. No such deletion shall affect the Purchase Price.

     5.15. Post-Closing Covenant. If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party (unless otherwise obligated to pursuant to this Agreement).

                                   ARTICLE VI

                      REMEDIES FOR BREACH OF THIS AGREEMENT
                      -------------------------------------

     6.1. Survival of Representations and Warranties. Except as otherwise provided for herein, the representations and warranties of the respective Parties, as set forth in this Agreement, shall survive the Closing for a period of two (2) years thereafter and each parties' obligation to indemnify the other under this Agreement shall terminate on the second anniversary of Closing.

     6.2 Breach of Seller's Warranties. Seller agrees to indemnify, defend and hold harmless Buyer and its shareholders, officers, directors, employees, Affiliates, attorneys, and agents from and against and in respect of any and all losses, damages, claims, liabilities, actions, suits, proceedings and costs and expenses of defense thereof, including reasonable attorneys' fees (a "Loss"), suffered or incurred by any such party by reason of or arising out of breach of the representations and warranties and covenants of Seller set forth in this Agreement, subject to each of the terms, conditions and limitations set forth in
Section 6.3 hereof.

     6.3. Limitations on Seller's Indemnification. Notwithstanding anything contained herein to the contrary, Buyer shall not be entitled to indemnification for Losses under the provisions of Section 6.2 hereof, (i) unless it shall have given written notice to Seller, setting forth its claim for indemnification in reasonable detail, (ii) unless and until the aggregate amount of all Losses under Section 6.2 shall have exceeded $25,000, in which event Buyer shall be entitled to such indemnification for all Losses; provided, that, the amount of any Loss for which indemnification is provided under Section 6.2 hereof shall be net of any amounts recovered by Buyer under insurance policies with respect to such Loss. Buyer shall in a timely fashion submit a claim to its insurance carrier with respect to any Loss for which Seller is obligated to provide indemnification to Buyer hereunder. Indemnification shall be limited to the amount of consideration actually paid to Seller.

     6.4. Right of Offset. To the extent Buyer pays, covers or becomes responsible for any (a) obligation, liability, accounts payable, or claim which it does not assume as provided in Section 2.2 above, or (b) Adverse Consequences for which it is entitled to indemnification or Warranty Claim Amounts as provided in Section 6.10 below, or (c) other obligation, liability or amount under this Agreement for which Seller is ultimately responsible or that is not among the Purchased Assets acquired hereunder by Buyer (collectively, all amounts accruing under (a), (b), (c) or any combination thereof are referred to as "Offsetable Amounts"), then Buyer shall have the right to offset at any time and from time to time all Offsetable Amounts against any amount owing, due or payable to Seller under or in connection with this Agreement, including amounts outstanding under the Note, or any portion of the Purchase Price outstanding or any installment hereunder. Such right shall be exercised in good faith by Buyer and may be exercised without prior notification to Seller, provided that Buyer furnishes a statement to Seller indicating the amount and nature of each offset.

     6.5 Breach of Buyer's Warranties. Buyer agrees to indemnify, defend and hold harmless Seller and its respective shareholders, officers, directors, employees, Affiliates, attorneys and agents against and in respect of any and all losses, damages, claims, liabilities, actions, suits, proceedings and costs and expenses of defense thereof, including reasonable attorneys' fees ( a "Loss"), suffered or incurred by any such party by reason of or arising out of breach of the representations and warranties and warranties of Buyer set forth in this Agreement, subject to each of the terms, conditions and limitations set forth in Section 6.6 hereof.

     6.6. Limitation on Buyer's Indemnification. Notwithstanding anything contained herein to the contrary, Seller shall not be entitled to indemnification for Losses under the provisions of Section 6.5 hereof, (i) unless Seller shall have given written notice to Buyer, setting forth its claim for indemnification in reasonable detail, (ii) unless and until the aggregate amount of all Losses under Section 6.5 shall have exceeded $25,000, in which event Seller shall be entitled to such indemnification for all Losses, provided, that, the amount of any Loss for which indemnification is provided under Section
6.5 hereof shall be net of any amounts recovered by Seller under insurance policies with respect to such Loss. Seller shall in a timely fashion submit a claim to its insurance carrier with respect to any Loss for which Buyer is obligated to provide indemnification to Seller hereunder.

     6.7. Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 6, then the Indemnified Party shall promptly (and in any event within 5 business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

          (a) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or her choice.

          (b) Unless and until an indemnifying party assumes the defense of the Third Party Claim as provided in Section 6.7(a) above, however, the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably deems appropriate.

          (c) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties.

     6.8. Determination of Adverse Consequences. All indemnification payments under this Section 6 shall be paid to the Indemnifying Party net of any Tax benefits and insurance coverage that may be available to the Indemnified Party and shall be adjusted to take into account the time value of money. All indemnification payments under this Section 6 shall be deemed to be adjustments of the Purchase Price.

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

     6.9. Exclusive Remedy. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions to this Section 6 shall be the exclusive remedy of Buyer and Seller with respect to the transactions contemplated by this Agreement.

     6.10. Product Warranty Claims. Buyer shall be responsible for all product returns, service and repairs to the Business' products that Seller has sold prior to the Closing and Seller shall reimburse Buyer for gross margin, the direct return shipping costs to the customer paid by Buyer of such returns and the direct labor and materials of such warranty services and repairs rendered by Buyer. Seller shall have the right to review such product warranty claims from Buyer and such reimbursement for returns, service and repairs shall be subject to Seller's approval, which shall not be unreasonably withheld. Buyer shall be responsible for any and all product liability claims made subsequent to the execution of this Agreement and only for those products and services sold to customers of the Business after the date hereof.

                                   ARTICLE VII

                                  MISCELLANEOUS
                                  -------------

     7.1. Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     7.2. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

     7.3. Amendment and Modification; Waivers. This Agreement or any term hereof may be changed, waived, discharged or terminated only by an agreement in writing signed by the party against which such change, waiver, discharge or termination is sought to be enforced. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained herein shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in any other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     7.4. Sales and Transfer Taxes. Buyer shall be responsible for and pay all applicable sales, transfer, documentary, use, filing and other taxes and fees that may become due and payable as a result of the sale, transfer and delivery of the Purchased Assets, whether levied on Buyer or Seller (other than Income Taxes imposed by any applicable jurisdiction on Seller).

     7.5. Tax and Financial Cooperation. After the Closing, Seller and Buyer agree to cooperate with each other in connection with any official tax inquiry, tax audit, tax determination or tax-related proceeding affecting tax liability

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

of Seller or in connection with a determination of any tax liability or treatment to make available to each other party within a reasonable amount of time, at no cost to such party, or its employees and officers, together with documents, correspondence, reports, books and records of WTI and other materials bearing on such tax inquiry, audit, examination, proceeding or determination of tax liability or treatment, provided that each party shall be reimbursed for any out-of-pocket expenses it incurs in assisting another party hereunder.

     7.6. Entire Agreement. This Agreement together with all other instruments executed in connection with this Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. In the event of any conflict, this Agreement will take precedence over any other instrument or document.

     7.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     7.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     7.9. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.10. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to Cyclo Toolmakers, Inc.:

          Mr. John Cody Sutherland, Chief Executive Officer
          Cyclo Toolmakers, Inc
          8239 Willow Lane
          Niwot, Colorado 80503


     If to Wonder Tool, Inc.

          Mr. Craig Grossman, President
          7791 Alderbridge Way Richmond, B.C.
          Canada, V6X 2A4

          Copy to:

          Henry F. Schlueter, Esq.
          Schlueter & Associates, P.C.
          1050 17th Street, Suite 1700
          Denver, Colorado 80265

     Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     7.11. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

     7.12. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word including shall mean including without limitation.

     7.13. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     7.14. Time of the Essence. Time shall in all respects be of the essence, provided that the time for doing or completing any matter provided for in this Agreement may be extended or abridged by an agreement in writing signed by Seller and Buyer.

     7.15. Facsimile Signature. A signature on this Agreement or on any document provided herein transmitted by facsimile shall be the binding signature of the signing party and shall be deemed for all purposes to be an original signature.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


WONDER TOOL, INC.


----------------------------------
Craig Grossman, President

CYCLO TOOLMAKERS, INC.


----------------------------------
John Cody Sutherland, Chief Executive Officer and Chairman




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